PRESS RELEASE

CooperCompanies Appoints Paul Keel to its Board of Directors

SAN RAMON, Calif., May 4, 2026 - CooperCompanies (Nasdaq: COO), a leading global medical device company, announced today that its Board of Directors has appointed Paul Keel as an independent director, effective July 1, 2026. Mr. Keel has also been appointed to serve on the Audit Committee when he joins the Board.

“We are delighted to welcome Paul to our Board as a new Director,” said Colleen Jay, Chair of the Board of CooperCompanies. “His experience as a CEO in the medical device sector, along with a successful track record of leading complex global operations, will be a significant asset as Cooper continues to execute its strategy and create long-term value for patients, customers, and shareholders.”

Mr. Keel has served as President and Chief Executive Officer of Envista Holdings Corporation (NYSE: NVST), a global specialty medical technology company, since 2024. Prior to joining Envista, Mr. Keel served as CEO of Smiths Group plc (LON: SMIN), a diversified global industrial technology company and FTSE constituent, from 2021 to 2024. Earlier, he spent 16 years at 3M, serving in various leadership roles, including Group President of 3M Consumer Business, President of 3M Medical, President of 3M Unitek, SVP of Manufacturing & Supply Chain, and SVP of Marketing, Sales & Business Development. Mr. Keel’s career also includes roles at General Mills, General Electric, Norwest Equity Partners, and McKinsey & Company. He holds an MBA from Harvard Business School and a BA in Economics from Carleton College.

About CooperCompanies

CooperCompanies (Nasdaq: COO) is a leading global medical device company focused on helping people experience life’s beautiful moments through its two business units, CooperVision and CooperSurgical. CooperVision is a trusted leader in the contact lens industry, helping to improve the way people see each day. CooperSurgical is a leading fertility and women’s healthcare company dedicated to putting time on the side of women, babies, and families at the healthcare moments that matter most. Headquartered in San Ramon, CA, CooperCompanies has a workforce of more than 15,000, sells products in over 130 countries, and positively impacts over fifty million lives each year. For more information, please visit www.coopercos.com.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to the Company’s efforts to enhance long-term shareholder value, plans, strategies, future actions, and other statements of which are other than statements of historical fact, are forward-looking. Forward-looking statements necessarily depend on assumptions, data, or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Statements regarding future events and performance and contain words such as “expects” and similar words or phrases. A wide range of factors could materially affect future developments, including, but not limited to, uncertainties related to market conditions and other factors set forth in our other filings with the United States Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. These risks and uncertainties may cause actual future results or actions to be materially different than those expressed in such forward-looking statements. We do not intend, or undertake any duty, to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:
Kim Duncan
Vice President, Investor Relations and Risk Management
925-460-3663
ir@cooperco.com